Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-136420 on Form S-8, and in Registration Statement No. 333-148409 on Form S-3 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, Ltd and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Allied World Assurance Company Holdings, Ltd and subsidiaries for the year ended December 31, 2007.
/s/ Deloitte & Touche
Hamilton, Bermuda
February 29, 2008